Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT, made as of May 22, 2008, between HomeTown Bank, a Virginia Banking Corporation ("Employer") and Susan K. Still ("Employee").

WITNESSETH

WHEREAS, the parties entered into an Employment Agreement effective March 1, 2006 wherein Employee was employed as Executive Vice President and Chief Lending Officer;

WHEREAS, on May 19, 2008, the Board of Directors of HomeTown Bank named Employee the President and Chief Executive Officer of HomeTown Bank effective May 22, 2008; and

WHEREAS, the parties desire to amend the Employment Agreement to reflect Employee's new position and salary.

NOW THEREFORE, in consideration of the mutual covenants herein expressed, the parties agree as follows:

1. The Employment Agreement between Employer and Employee is amended, particularly Section 2.01, to reflect Employee's employment as President and Chief Executive Officer whereby Employee is expected to perform such services as are generally performed by the President and Chief Executive Officer of a community, commercial bank.

2. The Employment Agreement between Employer and Employee is amended, particularly Section 3.01, to provide for an annual base salary of One Hundred Seventy-Five Thousand Dollars ($175,000), which may be adjusted upward from time to time pursuant to the Agreement.

3. This Amendment to Employment Agreement supersedes the Employment Agreement between the parties effective March 1, 2006. All provisions in the prior Agreement not inconsistent with this Amendment remain in effect and are confirmed.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to Employment Agreement as of the day and year first above written.

EMPLOYEE:

S. K. Still

Susan K. Still
5114 Hunting Hills Drive
Roanoke, VA 24018

EMPLOYER:

HOMETOWN BANK

By: William R. Rakes
Chairman of the Board

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